Exhibit 99.1

Mastech Digital Announces Appointment of New Board Member

Adds a Leader in Advanced Technologies

PITTSBURGH, PA, April 5, 2022 / PRNewswire/ — Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, today announced that Mr. Vlad Rak has been appointed as an independent member of the Company’s Board of Directors, effective April 1, 2022. Mr. Rak will serve on the Board’s three standing committees: Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee.

Commenting on Mr. Rak’s appointment, Co-Chairmen Sunil Wadhwani and Ashok Trivedi stated “We are pleased to have Vlad as a new independent member of the Board. With his extensive expertise in advanced technologies, Vlad brings the right experience and insight to help Mastech Digital execute on its long-term growth strategies.”

Mr. Rak brings to the Board over twenty four years of technology experience including senior leadership roles at some of the premier organizations in the world, namely Nike, Disney, and Merck. Currently, Mr. Rak is the Executive Vice President & Chief Technology Officer of Dick’s Sporting Goods, where he is leading the company’s technology efforts, including product management, design, and engineering.

“I’m delighted to join the Board of Directors of Mastech Digital,” said Mr. Rak. “I appreciate the Board’s confidence in me and I’m excited to contribute to guiding the Company’s continued success at such an exhilarating time in the digital transformation services industry.”

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S., Canada, EMEA, India and ASEAN.